Exhibit 10.19

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

IN RE IMMUCOR, INC. SECURITIES LITIGATION	Civil Action No.
1:09-cv-2351-TWT

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”) is entered into between and among the following Settling Parties (as defined in section 1 below) by and through their respective counsel: (i) the Lead Plaintiff in the Immucor, Inc. Securities Litigation (as defined below), on behalf of themselves and the members of the Class (as hereinafter defined); (ii) Immucor, Inc., Gioacchino De Chirico, Ralph A. Eatz, Edward L. Gallup, Joseph E. Rosen, Richard A. Flynt, Patrick D Waddy, Roswell S. Bowers, John A Harris and Didier L Lanson. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Settled Claims, upon and subject to the terms and conditions hereof.

WHEREAS:

A.           All terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in paragraph 1 herein.

B.            Beginning on or about August 27, 2009, putative class action complaints were filed against Immucor and certain Individual Defendants in the United States District Court for the Northern District of Georgia, asserting violations of the federal securities laws. Pursuant to the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), notice to the public was issued setting forth the deadline by which putative class members could move the Court to be appointed to act as lead plaintiff.

C.            By Order dated January 14, 2010, the Court consolidated the related actions appointed Lead Plaintiff as the lead plaintiff in the Immucor Securities Litigation and appointed Kaplan Fox & Kilsheimer LLP as lead counsel (“Lead Counsel”).

D.           On April 2, 2010, Lead Plaintiff on behalf of a putative class of persons who purchased or acquired Immucor securities filed the Consolidated Amended Class Action Complaint (the “Complaint”) in the Action, asserting claims under §§ 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder against Immucor, De Chirico, Eatz, and Gallup (collectively “Defendants”).

E.            On June 25, 2010, Defendants moved to dismiss the Complaint, which Lead Plaintiff opposed on August 30, 2010. Reply memoranda were filed on October 11, 2010.

F.            By Order dated June 30, 2011, the Court granted Defendants’ motions to dismiss the Complaint.

G.           On July 29, 2011, Lead Plaintiff filed a Motion for Reconsideration. Defendants filed an opposition on August 17, 2011. By Order dated August 29, 2011, the Court denied Lead Plaintiff’s motion.

H.           On September 28, 2011, Lead Plaintiff filed a Notice Appeal before the Eleventh Circuit Court of Appeals. On November 15, 2011, Lead Plaintiff filed its brief in support of the appeal. Defendants’ brief in opposition was filed on December 19, 2011. Lead Plaintiff filed a reply brief on January 5, 2012. CAAT v. Immucor, Inc., et al., Appeal No. 11-14565 (11th Cir.).

I.             On January 17, 2012, Lead Plaintiff and Defendants had a mandatory telephonic mediation session before the Circuit Mediator Bill Roland. No settlement was reached during the mediation.

J.            The Parties continued settlement efforts through counsel. On September 28, 2012, the parties reached an agreement and documented it in a memorandum of understanding, dated September 28, 2012, that documented the agreement that had been reached.

K.           On October 1, 2012, the parties requested a stay from the 11th Circuit pending the finalization of the settlement. On October 2, 2012, the 11th Circuit granted the stay and removed from the calendar the oral argument scheduled for October 3, 2012.

L.            The Defendants (as defined below) have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, including any violations of the federal securities laws or any other legal obligation or duty potentially giving rise to the Released Lead Plaintiff Claims, and are entering into this Settlement to eliminate the burden and expense of further litigation and the risk of an adverse judgment were the Action to proceed. Neither the Settlement nor any of its terms shall in any way be construed or deemed to be evidence of, or an admission or concession on the part of any of the Defendants with respect to, any claim of fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have, or could have, asserted. The Settling Parties recognize, however, that the Action has filed by Plaintiff and defended by the Defendants in good faith, that no party has violated Rule 11 of the Federal Rules of Civil Procedure, that the Actionis being voluntarily settled on terms that each party believes to be reasonable considering the merits of its claims or defenses and taking into account the expense and uncertainty of continued litigation. This Stipulation shall not be construed or deemed to be a concession by Plaintiff of any infirmity in the claims asserted in the Securities Actions.

M.           Lead Counsel has conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Complaints. Lead Counsel analyzed evidence adduced during their investigations and in discovery and have researched the applicable law with respect to the claims of Plaintiff and the Class against Defendants, as well as the potential defenses thereto.

N.           Based upon their investigation, Lead Counsel has concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiff and the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering (i) the benefits that Plaintiff and the members of the Class will receive from resolution of the Securities Actions as against the Defendants, (ii) the attendant risks of litigation, and (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

O.           The Settling Parties agree that certification of a class, for settlement purposes only, is appropriate in the Action. For purposes of this Settlement only, the Class is defined in paragraph 1 below. Nothing in this Stipulation shall serve or be used in any fashion, either directly or indirectly, as evidence or support for certification of a litigation class, and the Settling Parties intend that the provisions herein concerning certification of the Class shall have no effect whatsoever in the event the Settlement does not become Final.

NOW THEREFORE, without any admission or concession on the part of Plaintiff of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by the Defendants, it is hereby STIPULATED AND AGREED, by and among the Settling Parties, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Released Claims shall be fully, finally and forever compromised, settled, released, discharged and dismissed with prejudice, upon and subject to the following terms and conditions:

I. DEFINITIONS

1.            As used in this Stipulation, and any exhibits attached hereto and made a part hereof, the following capitalized terms shall have the following meanings:

(a)          “Action” means the consolidated securities action in the matter styled In re Immucor, Inc. Securities Litigation, No. 09 cv 2351 (TWT) (N.D.Ga), and includes all actions consolidated therein pursuant to the Court’s Consolidation Order and the action on appeal, CAAT v. Immucor, Inc., et al., Appeal No. 11-14565 (11th Cir.).

(b)          “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim Form to the Claims Administrator, in accordance with the requirements established by the Court, that is approved for payment from the Net Settlement Fund.

(c)           “Claim” means a Proof of Claim Form submitted to the Claims Administrator.

(d)          “Claim Form” or “Proof of Claim Form” means the form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, that a Claimant or Class Member must complete should that Claimant or Class Member seek to share in a distribution of the Net Settlement Fund.

(e)           “Claimant” means a Person that submits a Claim Form to the Claims Administrator seeking to share in the proceeds of the Settlement Fund.

(f)           “Claims Administrator” means the claims administrator approved by the Court.

(g)           “Class” means all persons or entities who purchased or otherwise acquired Immucor common stock during the period from October 19, 2005, through and including June 25, 2009, excluding Defendants and their affiliates.

(h)           “Class Member” means a Person who is a member of the Class.

(i)            “Class Period” means the time period from October 19, 2005, through June 25, 2009, inclusive.

(j)           “Complaint” means the Consolidated Amended Class Action Complaint filed by Lead Plaintiff on April 2, 2010.

(k)           “Court” or “District Court” means the United States District Court for the Northern District of Georgia. “Appeals Court” means the United States Court of Appeals for the Eleventh Circuit.

(l)            “Defendants” or “Settling Defendants” means Immucor, Inc., Gioacchino De Chirico, Ralph A. Eatz, Edward L. Gallup, Joseph E. Rosen, Richard A. Flynt, Patrick D Waddy, Roswell S. Bowers, John A. Harris and Didier L. Lanson

(m)          “Defendants’ Counsel” means Sutherland Asbill & Brennan LLP and Bondurant, Mixson & Elmore, LLP.

(n)          “Defendants’ Releasees” means each Defendant and the respective present and former direct and/or indirect parents, subsidiaries, divisions and affiliates of each and their respective present and former employees, members, partners, principals, directors, agents, attorneys, advisors, administrators, representatives, accountants, auditors, and insurers; the respective present and former employees, members, partners, principals, directors, agents, attorneys, advisors, administrators, representatives, accountants, auditors and insurers of all such present and former direct and/or indirect parents, subsidiaries, divisions and affiliates; the predecessors, successors, estates, heirs, executors, trusts, trustees, administrators, and assigns of each of them, in their capacity as such; and any firm, trust, corporation or other entity in which any Defendant has or had a controlling interest.

(o)          “Effective Date,” with respect to the Settlement, shall occur upon the occurrence or waiver of all of the conditions set forth in ¶ 33, below.

(p)          “Escrow Account” means an account maintained at Valley National Bank to hold the Settlement Fund.

(q)          “Escrow Agent” means Kaplan Fox & Kilsheimer LLP.

(r)           “Escrow Agreement” means the agreement between Lead Counsel, and the Escrow Agent setting forth the terms under which the Escrow Agent shall maintain the Escrow Account.

(s)          “Final,” with respect to the Judgment means: (a) if no appeal is filed, the expiration date of the time provided for filing or noticing of any appeal under the Federal Rules of Civil Procedure or any other applicable federal rules; or (b) if there is an appeal from the Judgment the date of (i) final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise to review the Judgment or (ii) the date the Judgment is finally affirmed on an appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review of the Judgment and, if certiorari or other form of review is granted, the date of final affirmance of the Judgment, following review pursuant to that grant. However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to (i) attorneys’ fees, costs or expenses, or (ii) the plan of allocation (as submitted or subsequently modified), shall not in any way delay or preclude the Judgment from becoming Final.

(t)          “Individual Defendants” means Gioacchino de Chirico, Ralph A. Eatz, Edward L. Gallup, Joseph E. Rosen, Richard A. Flynt, Patrick D. Waddy, Roswell S. Bower, John A. Harris and Didier L. Lanson.

(u)          “Insurers” means each and every insurance carrier who has issued a policy of insurance to the Defendants, or any of them, that does or may provide coverage, indemnification, or defense for any claim that was raised or that could have been raised in the Action.

(v)          “Judgment” means the final judgment and order, substantially in the form attached hereto as Exhibit B, to be entered approving the Settlement and dismissing the Action against the Defendants’ Releasees on the merits with prejudice.

(w)          “Lead Counsel” means the law firm of Kaplan Fox & Kilsheimer, LLP.

(x)          “Lead Plaintiff” means the Colleges of Applied Arts and Technology Pension Plan.

(y)          “Lead Plaintiff Releasees” means the Lead Plaintiff and all other Class Members, Plaintiff’s Counsel, including Lead Counsel, and each of their heirs, executors, administrators, predecessors, successors, representatives, accountants, auditors, agents and assigns.

(z)           “Litigation Expenses” means costs and expenses incurred in connection with commencing and prosecuting the Action (which may include the costs and expenses of Lead Plaintiff directly related to its representation of the Class).

(aa)        “Net Settlement Fund” means the Settlement Fund less: (i) any Taxes; (ii) any Notice and Administration Costs; (iii) any Litigation Expenses awarded by the Court; and (iv) any attorneys’ fees awarded by the Court.

(bb)        “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Final Approval Hearing, and Motion for Attorneys’ Fees and Reimbursement of Litigation Expenses (substantially in the form attached hereto as Exhibit A-1 to Exhibit A), which is to be sent to members of the Class.

(cc)        “Notice and Administration Costs” means the costs, fees and expenses that are incurred by the Claims Administrator in connection with (i) providing notice to the Class; and (ii) administering the Claims process.

(dd)        “Parties” or “Settling Parties” means the Defendants and Lead Plaintiff, on behalf of themselves and the Class Members.

(ee)         “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability corporation, association, affiliate, joint stock company, government and any political subdivision thereof, legal representative, trust, trustee, unincorporated association, or any business or legal entity.

(ff)          “Plan of Allocation” means the proposed plan of allocation of the Net Settlement Fund set forth in the Settlement Notice.

(gg)        “Plaintiff’s Counsel” means Lead Counsel and all other legal counsel who, at the direction and under the supervision of Lead Counsel, performed services on behalf of or for the benefit of the Class.

(hh)        “Preliminary Approval Order” means the order, substantially in the form attached hereto as Exhibit A, to be entered by the Court preliminarily approving the Settlement and directing notice be provided to the Class.

(ii)           “PSLRA” means the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et seq., as amended.

(jj)           “Released Claims” means all Released Defendants’ Claims and all Released Lead Plaintiff’s Claims.

(kk)         “Released Defendants’ Claims” means any and all claims against each and any of Lead Plaintiff’s Releasees, including any and all causes of action of every nature and description, including both known claims and Unknown Claims, whether based on federal, state, local or foreign statutory law or common law, rule or regulation, whether fixed or contingent, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, existing now or to be created in the future, that arise out of or relate in any way to the institution, prosecution, or settlement of the claims by Lead Plaintiff, the Class and their counsel, including Lead Counsel, against Defendants, except for claims relating to the enforcement of the Settlement.

(ll)           “Released Lead Plaintiff’s Claims” means any and all claims against each Defendant and any of Defendants’ Releasees, including any and all causes of action of every nature and description, including both known claims and Unknown Claims, whether based on federal, state, local or foreign statutory law or common law, rule or regulation, whether fixed or contingent, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, existing now or to be created in the future, whether direct, representative, class or individual in nature, that Lead Plaintiff or any other member of the Class (a) asserted in the Action, or (b) could have asserted in any forum that arise out of, are based upon or are related to the purchase, other acquisition, sale, or other disposition of Immucor common stock and the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint. Released Lead Plaintiff’s Claims do not include claims relating to the enforcement of the Settlement“Releasee(s)” or “Released Parties” means each and any of Defendants’ Releasees and Lead Plaintiff’s Releasees.

(mm)       “Releases” means the releases set forth in ¶¶ 4-8 of this Stipulation.

(nn)        “Settlement” means the settlement between Lead Plaintiff and Defendants on the terms and conditions set forth in this Stipulation.

(oo)        “Settlement Amount” means Three Million Nine Hundred Thousand Dollars ($3,900,000) in cash to be paid by or on behalf of the Defendants.

(pp)        “Settlement Fund” means the Settlement Amount plus any and all interest earned thereon.

(qq)        “Settlement Hearing” means the hearing set by the Court under Rule 23(e)(2) of the Federal Rules of Civil Procedure to consider final approval of the Settlement.

(rr)         “Summary Notice” means the Summary Notice of (I) Proposed Settlement and Plan of Allocation; (II) Settlement Fairness Hearing; and (III) Motion for an Award of Attorneys’ Fees and Reimbursement of Litigation Expenses, substantially in the form attached hereto as Exhibit 3 to Exhibit A, to be published as set forth in the Preliminary Approval Order.

(ss)        “Taxes” means: (i) all federal, state and/or local taxes (including any interest or penalties thereon) of any kind on any income earned by the Settlement Fund; and (ii) the reasonable expenses and costs incurred by Lead Counsel in connection with determining the amount of, and paying, any taxes owed by the Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants).

(tt)         “Unknown Claims” means any Released Claims which Lead Plaintiff or any other Class Member, each of the Defendants or any of the other Releasees, does not know or suspect to exist in his, her or its favor at the time of the release of each or any of the other Releasees, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date of the Settlement, Lead Plaintiff and each of the Defendants shall expressly waive, and each of the other Class Members and each of the other Releasees shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties acknowledge, and Class Members and Releasees by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the definition of Released Claims was separately bargained for and was a key element of the Settlement.

II. PRELIMINARY APPROVAL OF SETTLEMENT

2.            Promptly after this Stipulation has been fully executed, the parties jointly shall move the Appeals Court to remand the case to the District Court for consideration of the Settlement. Lead Plaintiff will move the District Court for preliminary approval of the Settlement. Concurrently with the motion for preliminary Court approval, Lead Plaintiff shall apply to the Court for, and the Defendants shall agree to, entry of the Preliminary Approval Order, substantially in the form attached hereto as Exhibit A.

III. Stipulation of class certification

3.            Solely for purposes of this Settlement, the Settling Parties stipulate to the certification of a Class (as defined above), pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure. The certification of the Class shall be binding only with respect to the Settlement of the Action and only if the Judgment contemplated by this Stipulation becomes Final and the Effective Date occurs.

IV. release of claims

4.            The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Defendants and shall fully, finally and forever compromise, settle, release, resolve, relinquish, waive, discharge and dismiss, on the merits and with prejudice, the Action and any and all Released Claims against each and all of the Releasees in the event the Settlement is approved.

5.            Pursuant to the Judgment, without further action by anyone, and subject to ¶ 9 below, upon the Effective Date of the Settlement, Lead Plaintiff and each of the other Class Members, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, affiliates and assigns, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally and forever compromised, settled, released, resolved, relinquished, waived, discharged and dismissed each and every Released Lead Plaintiff’s Claim against the Defendants and Defendants’ Releasees and shall forever be enjoined from prosecuting any or all of the Released Lead Plaintiff’s Claims against any of Defendants’ Releasees. This Release shall not apply to any Person who submits a valid opt-out from the Class in connection with the Settlement Notice.

6.            Pursuant to the Judgment, without further action by anyone, and subject to ¶ 9 below, upon the Effective Date of the Settlement, each of the Defendants and each of Defendants’ Releasees, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, affiliates and assigns, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally and forever compromised, settled, released, resolved, relinquished, waived, discharged and dismissed each and every Released Defendants’ Claims against all of the Lead Plaintiff’s Releasees and shall forever be enjoined from prosecuting any or all of the Released Defendants’ Claims against any of the Lead Plaintiff’s Releasees. This Release shall not apply to any Person who submits a valid opt-out from the Class in connection with the Settlement Notice.

7.            Notwithstanding ¶¶ 4-6 above, nothing in the Judgment shall bar any action by any of the Parties to enforce or effectuate the terms of this Stipulation or the Judgment. The Releases contained in this section were separately bargained for and are essential elements of the Settlement as embodied in this Stipulation.

8.            The Parties will seek to obtain from the Court a Judgment as further described in ¶ 31 below, to be entered simultaneously with or promptly after approval of the Settlement as embodied in this Stipulation.

V. THE SETTLEMENT CONSIDERATION

9.            In consideration of the full and complete settlement of the Released Lead Plaintiff’s Claims against the Defendants and other Defendants’ Releasees, Immucor, on behalf of all Defendants and other Defendants’ Releasees, shall cause to be paid the Settlement Amount, in the amount of $3,900,000, into the Escrow Account within twenty (20) business days after the Court’s entry of an order preliminarily approving the Settlement. The Settling Defendants shall be required to make no other payments into the Escrow Account.

VI. USE OF SETTLEMENT FUND

10.          The Settlement Fund shall be used to pay: (a) any Taxes, (b) any Notice and Administration Costs, (c) any Litigation Expenses awarded by the Court; and (d) any attorneys’ fees awarded by the Court. The balance remaining in the Settlement Fund, that is, the Net Settlement Fund, shall be distributed to Authorized Claimants as provided in ¶¶ 20-30 below.

11.          Except as provided herein or pursuant to orders of the Court, the Settlement Fund shall remain in the Escrow Account prior to the Effective Date. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned pursuant to the terms of this Stipulation and/or further order of the Court. The Escrow Agent shall invest any funds in the Escrow Account in United States Treasury Bills (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon, except that any residual cash balances of less than $100,000.00 may be invested in money market mutual funds comprised exclusively of investments secured by the full faith and credit of the United States. In the event that the yield on United States Treasury Bills is negative, in lieu of purchasing such Treasury Bills, all or any portion of the funds held by the Escrow Agent may be deposited in a non-interest bearing account that is fully insured by the FDIC.

12.          The Parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that Lead Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all informational and other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Settlement Fund. Such returns shall be consistent with this paragraph and in all events shall reflect that all taxes on the income earned on the Settlement Fund shall be paid out of the Settlement Fund as provided below. Lead Counsel shall also be responsible for causing payment to be made from the Settlement Fund of any Taxes (including any interest or penalties) owed with respect to the Settlement Fund. The Defendants’ Releasees shall not have any liability or responsibility for any such Taxes (including any interest or penalties). Upon written request, Defendants will provide to Lead Counsel the statement described in Treasury Regulation § 1.468B-3(e). Lead Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,” as described in Treasury Regulation § 1.468B-1(j), to cause the Qualified Settlement Fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.

13.          All Taxes (including any interest or penalties) shall be paid out of the Settlement Fund, and shall be timely paid by the Escrow Agent pursuant to the disbursement instructions to be set forth in the Escrow Agreement, and without prior order of the Court. Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraph and in all events shall reflect that all Taxes (including any interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided herein. The Defendants’ Releasees shall have no responsibility or liability for the acts or omissions of Lead Counsel or their agents, as described herein.

14.          The Settlement is not a claims-made settlement. Upon the occurrence of the Effective Date, neither Immucor nor any other Defendant, Defendants’ Releasee, Insurer or any person or entity who or which paid any portion of the Settlement Amount on Immucor’s behalf shall have any right to the return of the Settlement Fund or any portion thereof irrespective of any reason, including without limitation, the number of Proof of Claim Forms submitted, the collective amount of Recognized Losses of Authorized Claimants, the percentage of recovery of losses, or the amounts to be paid to Authorized Claimants from the Net Settlement Fund.

15.          The Claims Administrator shall discharge its duties under Lead Counsel’s supervision and subject to the jurisdiction of the Court. Except as otherwise provided herein, the Defendants’ Releasees shall have no responsibility whatsoever for the administration of the Settlement, and shall have no liability whatsoever to any Person, including, but not limited to, the Class Members, in connection with any such administration. Lead Counsel shall cause the Claims Administrator to mail the Settlement Notice and Proof of Claim Form to those members of the Class at the address of each such Person who may be identified through reasonable effort. Lead Counsel will cause to be published the Summary Notice pursuant to the terms of the Preliminary Approval Order or whatever other form or manner might be ordered by the Court.

16.          Prior to the Effective Date, Lead Counsel may pay from the Settlement Fund, without further approval from the Defendants or further order of the Court, all Notice and Administration Costs actually incurred. Such costs and expenses shall include, without limitation, the actual costs of publication, printing and mailing the Settlement Notice, reimbursements to nominee owners for forwarding the Settlement Notice to their beneficial owners, the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims, and the fees, if any, of the Escrow Agent. In the event that the Settlement is terminated pursuant to the terms of this Stipulation (including the Supplemental Agreement), all Notice and Administration Costs paid or incurred, including any related fees, shall not be returned or repaid to Immucor, any other Defendant, any of Defendants’ Releasees, the Insurers, or any person or entity who or which paid any portion of the Settlement Amount on Immucor’s behalf.

VII. ATTORNEYS’ FEES AND litigation EXPENSES

17.          Lead Counsel will apply to the Court for a collective award of attorneys’ fees to Plaintiff’s Counsel to be paid from (and out of) the Settlement Fund. Lead Counsel also will apply to the Court for reimbursement of Litigation Expenses, which may include a request for reimbursement of Lead Plaintiff’s costs and expenses directly related to their representation of the Class as well as the costs associated with disseminating the Class Notice, to be paid from (and out of) the Settlement Fund. Lead Counsel’s application for an award of attorneys’ fees and/or Litigation Expenses is not the subject of any agreement between Defendants and Lead Plaintiff other than what is set forth in this Stipulation.

18.          Any attorneys’ fees and Litigation Expenses that are awarded by the Court shall be paid to Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on either or both of the Settlement or any part thereof, subject to Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund, plus accrued interest at the same net rate as is earned by the Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys’ fees and/or Litigation Expenses is reduced or reversed. Lead Counsel shall make the appropriate refund or repayment in full no later than thirty (30) days after receiving from Defendants’ Counsel or from a court of appropriate jurisdiction notice of the termination of the Settlement or notice of any reduction of the award of attorneys’ fees and/or Litigation Expenses. An award of attorneys’ fees and/or Litigation Expenses is not a necessary term of this Stipulation and is not a condition of the Settlement embodied herein. Neither Lead Plaintiff nor Lead Counsel may cancel or terminate the Settlement based on this Court’s or any appellate court’s ruling with respect to attorneys’ fees and/or Litigation Expenses.

19.          Lead Counsel shall allocate the attorneys’ fees awarded amongst Plaintiff’s Counsel in a manner which they, in good faith, believe reflects the contributions of such counsel to the institution, prosecution and settlement of the Action.

VIII. CLAIMS ADMINISTRATOR

20.          The Claims Administrator shall administer the process of receiving, reviewing and approving or denying Claims under Lead Counsel’s supervision and subject to the jurisdiction of the Court. None of the Defendants, nor any other Defendants’ Releasees, shall have any responsibility whatsoever for the administration of the Settlement or the claims process and shall have no liability whatsoever to any Person, including, but not limited to, Lead Plaintiff, any other Class Members or Lead Counsel in connection with such administration. Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms.

21.          The Claims Administrator shall receive Claims and determine first, whether the Claim is a valid Claim, in whole or part, and second, each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Loss compared to the total Recognized Losses of all Authorized Claimants (as set forth in the Plan of Allocation set forth in the Settlement Notice attached hereto as Exhibit 1 to Exhibit A, or in such other plan of allocation as the Court approves).

22.          The Plan of Allocation proposed in the Settlement Notice is not a necessary term of the Settlement or of this Stipulation, and it is not a condition of the Settlement or this Stipulation that any particular plan of allocation be approved by the Court. Lead Plaintiff and Lead Counsel may not cancel or terminate the Settlement (or the Stipulation) based on this Court’s or any appellate court’s ruling with respect to the Plan of Allocation or any plan of allocation in this Action. No Defendant, nor any other Defendants’ Releasees, shall have any involvement in or responsibility or liability whatsoever for the Plan of Allocation or the allocation of the Net Settlement Fund.

23.          Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund. No Defendant, nor any other Defendants’ Releasees, shall have any liability, obligation or responsibility whatsoever for the administration of the Settlement or disbursement of the Net Settlement Fund. No Defendant, nor any other Defendants’ Releasees, shall be permitted to review, contest or object to any Claim Form, or any decision of the Claims Administrator or Lead Counsel with respect to accepting or rejecting any Claim for payment by a Class Member. Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Claim Forms submitted in the interests of achieving substantial justice.

24.          For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

(a)          Each Class Member shall be required to submit a Claim Form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as the Claims Administrator or Lead Counsel, in their discretion, may deem acceptable;

(b)          All Claim Forms must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice. Any Class Member who fails to submit a Claim Form by such date shall be forever barred from receiving any distribution from the Net Settlement Fund or payment pursuant to this Stipulation, but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment and the applicable Releases provided for herein and therein, and will be permanently barred and enjoined from bringing any action, claim or other proceeding of any kind against any Defendants’ Releasees concerning any Released Lead Plaintiff’s Claim. Provided that it is mailed by the claim-submission deadline, a Claim Form shall be deemed to be submitted when postmarked, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Claim Form shall be deemed to have been submitted on the date when actually received by the Claims Administrator;

(c)          Each Claim Form shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Counsel, who shall determine in accordance with this Stipulation and the plan of allocation the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below as necessary;

(d)          Claim Forms that do not meet the submission requirements may be rejected. Prior to rejecting a Claim in whole or in part, the Claims Administrator shall communicate with the Claimant in writing, to give the Claimant the chance to remedy any curable deficiencies in the Claim Form submitted. The Claims Administrator, under supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Claim the Claims Administrator proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose Claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

(e)          If any Claimant whose Claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a Claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court; and

(f)          Notwithstanding any of the foregoing, Lead Counsel may accept late submitted Claims for processing with Court approval, so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed thereby.

25.          Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s Claim, and the Claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s Claim. No discovery shall be allowed on the merits of this Action or of the Settlement in connection with the processing of Claim Forms.

26.          Payment pursuant to the Stipulation and the plan of allocation shall be final and conclusive against all Class Members. All Class Members whose Claims are not approved for payment shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in this Action and the applicable Releases provided for therein, and will be permanently barred and enjoined from bringing any action against any and all Releasees concerning any and all of the Released Claims if the Settlement is approved, and will be permanently barred and enjoined from bringing any action against any and all Releasees concerning any and all of the Released Claims if the Settlement is approved.

27.          No Person shall have any claim against Lead Plaintiff, Plaintiff’s Counsel, the Claims Administrator or any other agent designated by Lead Counsel, or the Defendants’ Releasees and/or their respective counsel, arising from distributions made substantially in accordance with the Stipulation, the plan of allocation, or any order of the Court. Lead Plaintiff and the Defendants, and their respective counsel, and Lead Plaintiff’s damages expert and all other Defendants’ Releasees shall have no liability whatsoever for the investment or distribution of the Settlement Fund or the Net Settlement Fund, the Plan of Allocation, or the determination, administration, calculation, or payment of any claim or nonperformance of the Claims Administrator, the payment or withholding of taxes (including interest and penalties) owed by the Settlement Fund, or any losses incurred in connection therewith.

28.          All proceedings with respect to the administration, processing and determination of Claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of Claims, shall be subject to the jurisdiction of the Court.

29.          The Net Settlement Fund shall be distributed to Authorized Claimants only after the Effective Date, in accordance with a Court Order. It shall be within Lead Plaintiff’s sole discretion as to whether multiple distributions are necessary.

30.          To the extent that any monies remain in the Net Settlement Fund after the Claims Administrator has caused distributions to be made to all Authorized Claimants, whether by reason of un-cashed distributions or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Authorized Claimants cash their distributions, any balance remaining in the Net Settlement Fund one (1) year after the initial distribution of such funds shall be re-distributed to Authorized Claimants who have cashed their initial distributions and who would receive at least $10.00 from such re-distribution, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution. If six (6) months after such re-distribution, funds shall remain in the Net Settlement Fund, then such funds shall be further re-distributed to Authorized Claimants who have cashed their most recent re-distribution and who would receive at least $10.00 from such further re-distribution, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution. The redistributions shall continue until such a small amount, in Lead Counsel’s discretion, remains in the Net Settlement Fund such that redistribution would be too costly to execute, after which such balance shall be contributed to Georgia Legal Services and the Atlanta Legal Aid Society, both non-sectarian, not-for-profit 501(c)(3) organizations, in equal amounts.

IX. TERMS OF THE JUDGMENT

31.          If the Settlement embodied in this Stipulation is approved by the Court, Lead Counsel and Defendants’ Counsel shall request that the Court enter a Judgment, substantially in the form annexed hereto as Exhibit B which shall, among other things, contain a provision providing for a Complete Bar Order in the Action, as follows in subparagraphs (a) – (e):

(a)          Any and all Persons are permanently barred, enjoined and restrained, to the fullest extent permitted by applicable law, from commencing, prosecuting or asserting any claim for indemnity or contribution against any Defendants’ Releasees (or any other claim against any Defendants’ Releasees where the alleged injury to such Person is that Person’s actual or threatened liability to the Class or a Class Member in the Action), based upon, arising out of or related to the Released Lead Plaintiff’s Claims, whether arising under state, federal or foreign law, as claims, cross-claims, counterclaims, or third-party claims, whether asserted in the Action, in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere. However, with respect to any judgment that the Class or a Class Member may obtain against such Person based upon, arising out of or relating to any Released Lead Plaintiff’s Claim belonging to the Class or a Class Member, that Person shall be entitled to a credit of the greater of (i) an amount that corresponds to the percentage of responsibility of the Defendants for the loss to the Class or the Class Member or (ii) the amount paid by or on behalf of the Defendants to the Class or the Class Member for common damages.

(b)          Except as provided in ¶ 35 below, each and every one of Defendants’ Releasees is hereby permanently barred, enjoined and restrained, to the fullest extent permitted by applicable law, from commencing, prosecuting or asserting any claim for indemnity or contribution against any Person other than a Person whose liability to the Class has been extinguished by the Settlement (or any other claim against any such Person where the alleged injury to such Defendants’ Releasees is that Defendants’ Releasee’s actual or threatened liability to the Class or a Class Member in the Action), based upon, arising out of or related to the Released Defendants’ Claims, whether arising under state, federal, or foreign law, as claims, cross claims, counterclaims, or third-party claims, whether asserted in the Action, in this Court, in any other federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere.

(c)          Nothing in this Complete Bar Order shall prevent a Class Member who submits a valid opt-out from the Class in connection with the Settlement Notice from pursuing any Released Lead Plaintiff’s Claim against any Defendants’ Releasees. If any such Class Member pursues any such Released Lead Plaintiff’s Claim against any Defendants’ Releasees, nothing in this Complete Bar Order or in this Stipulation shall operate to preclude such Defendants’ Releasees from asserting any claim of any kind against such Class Member, including any Released Defendants’ Claims, (or seeking contribution or indemnity from any Person, including any co-defendant in the Action, in respect of the claim of such Class Member who validly requests exclusion from the Class).

(d)          Notwithstanding anything to the contrary in this Complete Bar Order, in the event that any Person (for purposes of this provision, a “petitioner”) commences against any of the Defendants’ Releasees any action asserting a claim that is based upon, arises out of, or relates to any Released Lead Plaintiff’s Claim belonging to the Class or a Class Member and such claim is not barred by a court pursuant to ¶ 31 or is not otherwise barred by the Complete Bar Order, the Complete Bar Order shall not bar claims by that Defendants’ Releasees against (i) such petitioner; (ii) any Person who is or was controlled by, controlling or under common control with the petitioner, or whose assets or estate are or were controlled, represented or administered by the petitioner, or as to whose claims the petitioner has succeeded; and (iii) any Person that participated with any of the Persons described in items (i) and (ii) of this provision in connection with the conduct, transactions or occurrences that are the subject of the claim brought against the Defendants’ Releasees(s), or any Person that was involved in the issues and damages alleged by the petitioner. Nothing in this paragraph shall be deemed to create a claim or cause of action against a petitioner or any other Person described in this paragraph.

(e)          If any provision of this Complete Bar Order is subsequently held to be unenforceable or modified, the parties shall propose to the Court alternative terms so as to afford all of the Defendants’ Releasees the fullest protection permitted by law and consistent with the Court’s view.

32.          The Parties agree that the terms of this Stipulation shall be satisfied if either (a) the Complete Bar Order set forth in ¶ 31 above, or (b) a bar order to the fullest extent allowable under the PSLRA, is included in the Judgment (or in the Alternative Judgment, if applicable) that is entered by the Court.  Should the Court enter a bar order other than that referenced in (a) or (b) of the preceding sentence (or if a bar order referenced in (a) or (b) of the preceding sentence is entered but its terms are modified on appeal, or is vacated on appeal and not subsequently reinstated), and if a dispute arises as to whether the failure to obtain entry of a bar order referenced in (a) or (b) of the preceding sentence provides a basis for the Defendants to terminate the Settlement, then the relevant parties shall submit the dispute a mutually agreeable arbitrator to determine in accordance with the terms of the relevant Supplemental Agreement (as defined in ¶ 37 below).

IX. CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL,
CANCELLATION OR TERMINATION

33.          If the Settlement is approved by the Court, the Effective Date of the Settlement shall be deemed to occur on the occurrence or waiver of all of the following events:

(a)          Immucor has fully paid or caused to be paid the Settlement Amount as required above;

(b)          the Court has entered the Preliminary Approval Order, substantially in the form set forth in Exhibit A annexed hereto, as required by ¶ 2 above;

(c)          the Defendants have not exercised their option to terminate their participation in the Settlement pursuant to the provisions of this Stipulation, including the Supplemental Agreement;

(d)          Lead Plaintiff has not exercised its option to terminate their participation in the Settlement pursuant to the provisions of this Stipulation;

(e)          the Court has approved the Settlement as described herein, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure, and entered the Judgment, or a judgment substantially in the form and substance of Exhibit B hereto; and

(f)          the Judgment has become Final, as defined above.

34.          Upon the occurrence of all of the events referenced in ¶ 33 above, any and all remaining interest or right of the Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished and the Releases herein shall be effective.

35.          If (i) Defendants exercise their right to terminate their participation in the Settlement as provided in this Stipulation; (ii) Lead Plaintiff exercises its right to terminate its participation in this Settlement as provided in this Stipulation; (iii) the Court disapproves the Settlement; or (iv) the Effective Date as to the Settlement otherwise fails to occur, then:

(a)          The Settlement and the relevant portions of this Stipulation shall be canceled and terminated.

(b)          Lead Plaintiff and the Defendants shall be restored to their respective positions in the Action immediately prior to September 28, 2012.

(c)          The terms and provisions of this Stipulation, with the exception of this ¶ 35, shall have no further force and effect with respect to the Parties and shall not be used in the Action or in any other proceeding for any purpose, and any Judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc, except to the extent as may be agreed pursuant to subparagraph (a) above.

(d)          Within fourteen (14) business days after joint written notification of termination is sent by counsel for Immucor and Lead Counsel to the Escrow Agent pursuant to the terms of the Escrow Agreement, the Settlement Fund (including accrued interest), less expenses and any costs which have either been disbursed, or are determined to be incurred and chargeable to Notice and Administration Costs and less any Taxes paid or due or owing shall be refunded by the Escrow Agent to Immucor.

36.          It is further stipulated and agreed that the Defendants, provided they unanimously agree, and Lead Plaintiff, provided it agrees, shall each have the right to terminate the Settlement and this Stipulation, by providing written notice of their election to do so (“Termination Notice”) to the other parties to this Stipulation within thirty (30) days of: (a) the Court’s declining to enter the Preliminary Approval Order in any material respect; (b) the Court’s refusal to approve the Settlement or any material part thereof; (c) the Court’s declining to enter the Judgment in any material respect as to the Settlement; or (d) the date upon which the Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court and the provisions of ¶ 35 shall apply. However, any decision with respect to an application for attorneys’ fees or Litigation Expenses, or with respect to any plan of allocation, shall not be considered material to the Settlement, shall not affect the finality of any Judgment and shall not be grounds for termination of the Settlement.

37.          If a portion of the Class, equal to or greater than the portion specified in a separate supplemental agreement between the Settling Parties (the “Supplemental Agreement”) delivers timely and valid requests for exclusion from the Class, then Immucor and the Individual Defendants shall have the option to terminate their participation in this Stipulation and the Settlement, pursuant to the terms set forth in the Supplemental Agreement, and the Escrow Agent shall return the Settlement Amount to Immucor within five (5) business days.

38.          The Supplemental Agreement is confidential and shall not be filed with any court unless and until a dispute as between or among Lead Plaintiff and the Settling Defendants concerning its interpretation or application arises. In that event, the Settling Parties shall file and maintain the Supplemental Agreement with any court under seal. The terms and conditions of the Supplemental Agreement shall otherwise be kept confidential and shall not be disclosed, unless ordered by a court, provided that the Supplemental Agreement may be disclosed to the Settling Defendants, their attorneys, accountants, and advisers, the D&O Insurers and their counsel.

39.          If submission of the Supplemental Agreement is required for resolution of a dispute or is otherwise ordered by the Court, the applicable Parties will undertake to have the Supplemental Agreement submitted to the Court in camera.

X. NO ADMISSION OF WRONGDOING

40.          Neither this Stipulation (whether or not consummated), nor its negotiation, nor and any proceedings taken pursuant to it:

(a)          shall be offered by Lead Plaintiff against any of the Defendants’ Releasees as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of the Defendants’ Releasees with respect to the truth of any fact alleged by Lead Plaintiff or the validity of any claim that was or could have been asserted or the deficiency of any defense that has been or could have been asserted in this Action or in any litigation, or of any liability, negligence, fault, or other wrongdoing of any kind of any of the Defendants’ Releasees;

(b)          shall be offered by the Defendants against any of the Lead Plaintiff’s Releasees, as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing of any kind, or in any way referred to for any other reason as against any of the Lead Plaintiff’s Releasees, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Parties and the Releasees and their respective counsel may refer to it to effectuate the protections from liability granted hereunder or otherwise to enforce the terms of the Settlement;

(d)          shall be construed by any of the Parties against any of Releasees as an admission, concession, or presumption that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e)          shall be construed by any of the Parties against Lead Plaintiff’s Releasees that any of their claims are without merit, that any of the Defendants’ Releasees had meritorious defenses, or that damages recoverable under the Second Amended Complaint would not have exceeded the Settlement Amount.

XI. MISCELLANEOUS PROVISIONS

41.          All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein. Notwithstanding the foregoing, in the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit attached hereto, the terms of the Stipulation shall prevail.

42.          Immucor warrants that, as to the payments made or to be made by or on its behalf at the time of entering into this Stipulation and at the time of such payment that it made or caused or will make or cause to be made pursuant to the terms above, Immucor was not insolvent, nor will the payment required to be made by or on behalf of Immucor render it insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including but not limited to §§ 101 and 547 thereof. This representation is made by Immucor and not by Immucor’s counsel.

43.          If a case is commenced in respect of Immucor under Title 11 of the United States Code (the “Bankruptcy Code”), or a trustee, receiver, conservator, or other fiduciary is appointed under any similar law with respect to Immucor, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by or on behalf of Immucor to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, Defendants shall be obligated to promptly repay into the Settlement Fund any portions of the Settlement Amount contributed to the Settlement Fund that are required to be returned under the circumstances described in this paragraph, at the election of Lead Plaintiff, the Lead Plaintiff and Defendants shall jointly move the Court to vacate and set aside the Releases given and the Judgment or Alternative Judgment, if applicable, entered in favor of the Defendants and the other Releasees pursuant to this Stipulation, which releases and Judgment, or Alternative Judgment, shall be null and void, and the Parties shall be restored to their respective positions in the litigation as provided in ¶ 35 herein and any cash amounts in the Settlement Fund (less any Taxes paid or due with respect to the Settlement Fund and less any Notice and Administration Costs actually incurred and paid or payable) shall be returned as provided in ¶ 35.

44.          The Parties intend this Stipulation and the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Lead Plaintiff, any other Class Members and their attorneys against all Defendants’ Releasees with respect to all Released Lead Plaintiff’s Claims. Accordingly, Lead Plaintiff and each Defendant agree not to assert in any forum that this Action was brought by Lead Plaintiff or defended by the Defendants in bad faith or without a reasonable basis. No Party shall assert any claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the institution, prosecution, defense, or settlement of this Action. The relevant Parties agree that the amounts paid and the other material terms of the Settlement were negotiated at arm’s-length and in good faith by the Parties, under the auspices of a mediation process supervised and conducted by Jed Melnick of JAMS and Bill Roland from the 11th Circuit and reflect the Settlement that was reached voluntarily upon after extensive negotiations and consultation with experienced legal counsel, who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses.

45.          While retaining their right to deny that the claims asserted in the Action were meritorious, the Defendants in any statement made to any media representative (whether or not for attribution) will not deny that the Action was commenced and prosecuted in good faith and is being settled voluntarily after consultation with competent legal counsel. In all events, Lead Plaintiff and Defendants shall not make any accusations of wrongful or actionable conduct by either party concerning the prosecution and resolution of the Action, and shall not otherwise suggest that the Settlement constitutes an admission of any claim or defense alleged.

46.          The terms of the Settlement, as reflected in this Stipulation, may not be modified or amended, nor may any of its provisions be waived except by a writing signed on behalf of both Lead Plaintiff and the Defendants (or their successors-in-interest).

47.          The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

48.          The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and Litigation Expenses to Lead Counsel and enforcing the terms of this Stipulation.

49.          The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

50.          This Stipulation and its exhibits and the Supplemental Agreement constitute the entire agreement among Lead Plaintiff and the Defendants concerning the Settlement and this Stipulation and its exhibits. All Parties acknowledge that no other agreements, representations, warranties, or inducements have been made by any party hereto concerning this Stipulation, its exhibits or the Supplemental Agreement other than those contained and memorialized in such documents.

51.          This Stipulation may be executed in one or more counterparts, including by signature transmitted via facsimile, or by a .pdf/.tif image of the signature transmitted via email. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the signatories of this Stipulation shall exchange among themselves original signed counterparts.

52.          This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties, including any and all Releasees and any corporation, partnership, or other entity into or with any party hereto may merge, consolidate or reorganize.

53.          The construction, interpretation, operation, effect and validity of this Stipulation, the Supplemental Agreement and all documents necessary to effectuate it shall be governed by the internal laws of the State of Georgia without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

54.          Any action arising under or to enforce this Stipulation or any portion thereof shall be commenced and maintained only in this Court.

55.          This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

56.          All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

57.          Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order and the Settlement, as embodied in this Stipulation, and to use best efforts to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

58.          If either party is required to give notice to the other party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery or facsimile transmission with confirmation of receipt. Notice shall be provided as follows:

If to Lead Plaintiff or Lead Counsel:	Kaplan Fox & Kilsheimer, LLP Attn: Frederic S. Fox, Esq. 850 Third Avenue, 14th Floor New York, NY 10022 Telephone: (212) 687-1980 Facsimile: (212) 687-7714

If to Defendants:	Sutherland Asbill & Brennan, LLP Attn: John H. Fleming 99 Peachtree Street, NE Atlanta, GA 30309 Telephone: (404) 853-8000 Facsimile: (404) 853-8806

Bondurant, Mixson & Elmore, LLP Attn: Jeffrey O. Bramlett 1201 West Peachtree Street, Suite 3900 Atlanta, GA 30309 Telephone: (404) 881-4100 Facsimile: (404) 881-4111

59.          Except as otherwise provided herein, each party shall bear its own costs.

IN WITNESS WHEREOF, the Parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys, as of December 7, 2012.

KAPLAN, FOX & KILSHEIMER LLP

By:
Frederic S. Fox Donald R Hall Hae Sung Nam 850 Third Avenue, 14th Floor New York, NY 10022 Telephone: (212) 687-1980 Facsimile: (212) 687-7714

Attorneys for Lead Plaintiff Colleges of Applied Arts & Technology Pension Plan

SUTHERLAND ASBILL & BRENNAN LLP

By:

John H. Fleming (Ga. Bar No. 263250)

Patricia A. Gorham (Ga. Bar No. 302669)

999 Peachtree Street, NE

Atlanta, Georgia 30309-3996

Tel. 404.853.8000

Fax 404.853.8806

john.fleming@sutherland.com

patricia.gorham@sutherland.com

Attorneys for Appellees Immucor, Inc., Gioacchino De Chirico, Joseph E. Rosen, Richard A. Flynt, and Patrick D. Waddy

BONDURANT, MIXSON & ELMORE, LLP

By:

Jeffrey O. Bramlett (Ga. Bar No. 075780)

John H. Rains IV (Ga. Bar No. 556052)

1201 West Peachtree Street, NW

Suite 3900

Atlanta, GA 30309

Tel. 404.881.4100

Fax. 404.881.4111

bramlett@bmelaw.com

mykkeltvedt@bmelaw.com

rains@bmelaw.com

Attorneys for Appellees Edward L. Gallup, Roswell S. Bowers, Ralph A. Eatz, John A. Harris, and Didier L. Lanson

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